EXHIBIT 5

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Vorys, Sater, Seymour and Pease LLP
513-723-4000 | www.vorys.com

Founded 1909
September 13, 2010
Board of Directors
Bob Evans Farms, Inc.
3776 South High Street
Columbus, Ohio 43207
Ladies and Gentlemen:
     We have acted as counsel to Bob Evans Farms, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on the date hereof in order to register under the provisions of the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder (the “Rules and Regulations”), (i) 100,000 shares of common stock, par value $.01 per share (the “Common Stock”), for issuance and delivery pursuant to the Bob Evans Farms, Inc. and Affiliates Fourth Amended and Restated Executive Deferral Program and the Bob Evans Farms, Inc. 2010 Director Deferral Program (collectively, the “Programs”) and (ii) $9,600,000 in aggregate value of deferred compensation obligations (the “Obligations”) which represent general unsecured obligations of the Company to pay deferred compensation to participants in the Programs, in accordance with the respective terms of the Programs.
     In connection with rendering this opinion, we have examined, to the extent deemed necessary, originals or copies of: (a) the Registration Statement; (b) the Programs; (c) the Company’s Restated Certificate of Incorporation, as currently in effect (the “Certificate”); (d) the Company’s Amended and Restated By-Laws, as currently in effect (the “By-Laws”); and (e) certain corporate records of the Company, including resolutions adopted by the directors of the Company. We have also relied upon such oral or written statements and representations of officers of the Company and examined such certificates of public officials and authorities of law as we have deemed relevant as a basis for this opinion.
     In our examination of the aforesaid records, documents and certificates, we have assumed, without independent investigation, the authenticity of all records, documents and certificates examined by us, the correctness of the information contained in all records, documents and certificates examined by us, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents and certificates, the authority of all individuals entering and maintaining records, and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents or certificates.

September 13, 2010
Board of Directors
Bob Evans Farms, Inc.

     We have relied solely upon the examinations and inquiries recited herein, and, except for the examinations and inquiries recited herein, we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn.
     As used herein, the phrase “validly issued” means that the particular action has been authorized by all necessary corporate action of the Company and that the Company has the corporate authority to take such action under the Delaware General Corporation Law and the Company’s Certificate and By-Laws.
     Based upon and subject to the foregoing, and subject to the qualifications and limitations set forth below, as of the date hereof, we are of the opinion that: (i) the shares of Common Stock to be registered under the Act pursuant to the Registration Statement for issuance and delivery under the Programs, when issued, delivered and paid for, as appropriate, in the manner provided and for the consideration, if any, prescribed in accordance with the respective terms of the Programs and in any agreements entered into by participants with the Programs with the Company or elections made by participants in the Programs as contemplated by the Programs, will be validly issued, fully paid and non-assessable, assuming compliance with applicable securities laws; and (ii) upon completion of the actions being taken, or contemplated to be taken, by the Company in administering the Programs and incurring the Obligations pursuant thereto, the Obligations will be valid and binding obligations of the Company, enforceable in accordance with the respective terms of the Programs, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, voidable preference, moratorium, garnishment or other similar laws related to or affecting the enforcement of creditors’ rights generally and by general principles of equity.
     This opinion is based upon the laws and legal interpretations in effect, and the facts and circumstances existing, on the date hereof, and we assume no obligation to revise or supplement this opinion should any such law or legal interpretation be changed by legislative action, judicial interpretation or otherwise or should there be any change in such facts or circumstances. In addition, we have assumed that the resolutions adopted by the directors of the Company authorizing the Company to issue the 100,000 shares of Common Stock and incur the Obligations pursuant to the respective terms of the Programs will be in full force and effect at all times at which such shares of Common Stock are issued or such Obligations are incurred by the Company, and that the Company will take no action inconsistent with such resolutions.
     This opinion is furnished by us solely for the benefit of the Company in connection with the issuance of the shares of Common Stock and the incurrence of the Obligations covered by the Registration Statement pursuant to the respective terms of the Programs and the filing of the Registration Statement and any amendments thereto.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us therein. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations.

Sincerely,
/s/ Vorys, Sater, Seymour and Pease LLP